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Exhibit 99.(a)(5)(I)

TDC	A/S
Offer Document 2 December 2005	Download Offer Material
Danish
English

Offer Document for the Recommended Tender Offer for all shares and American Depositary Shares of TDC A/S submitted by Nordic Telephone Company ApS.

The offer document should be read in conjunction with any accompanying documents for a more complete description of the terms and conditions of the Tender Offer.

The acceptance period of the Tender Offer ends on January 12, 2006 at 06.01h Central European Time/00.01h New York City Time, unless it is extended. In order to ensure timely acceptance of the Tender Offer, holders of TDC shares and TDC ADSs who wish to accept the Tender Offer are encouraged to tender their TDC shares or TDC ADSs before the close of business on January 11, 2006.

ENGLISH Offer Document

Nordic Telephone Company ApS Press Release dated 22 December 2005

Nordic Telephone Company ApS Press Release dated 2 December 2005

Offer Document

To tender TDC American Depositary Shares:

Letter of Transmittal

Notice of Guaranteed Delivery

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

To tender TDC shares:

Mandatory Advertisement

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  Exhibit 99.(a)(5)(I)